EXHIBIT 5.1
OPINION AND CONSENT OF JAMES J. BENDER, ESQ.

James J. Bender	One Williams Center
Senior Vice President and	Tulsa, Oklahoma 74172
General Counsel	918/573-8705
May 15, 2007
The Williams Companies, Inc.
One Williams Center
Tulsa, OK 74172
Ladies and Gentlemen:
The Williams Companies, Inc., a Delaware corporation (“Williams”), contemplates filing a Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the “Registration Statement”), relating to the registration of Common Stock of Williams, $1.00 par value (the “Common Stock”), 2,000,000 shares of which are to be issued pursuant to the terms of The Williams Companies, Inc. 2007 Employee Stock Purchase Plan and 19,000,000 shares of which are to be issued pursuant to the terms of The Williams Companies, Inc. 2007 Incentive Plan (the “Plans”).
As counsel for Williams, I, or attorneys reporting to me, have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments and legal matters as I, or attorneys reporting to me, deem relevant to the authorization and issuance of the Common Stock under the terms of the Plans. Based on such examination, it is my opinion that the Common Stock has been duly authorized and, when issued and delivered in accordance with the terms of the relevant Plan upon the receipt of requisite consideration therefor provided therein, will be validly issued, fully paid and nonassessable.
In making my examination, I have assumed that all signatures on documents I, or attorneys reporting to me, examined are genuine, the authenticity of all documents submitted to me, or attorneys reporting to me, as originals and the conformity with the original documents of all documents submitted to me, or attorneys reporting to me, as certified, conformed or photostatic copies. I express no opinion other than as to the Delaware General Corporation Law. This opinion is rendered on the date hereof and I disclaim any duty to advise you regarding any changes in the matters addressed herein.
I hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement.

Best regards,
/s/ James J. Bender
James J. Bender
General Counsel and Senior Vice President The Williams Companies, Inc.